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                                                                     EXHIBIT 3.2

                             WHITTAKER CORPORATION
                              AMENDMENTS TO BYLAWS
                               SEPTEMBER 30, 1994


     RESOLVED, that Article IV, Section 1 of the Bylaws of this corporation, designating the principal officers of the corporation, be amended by striking out "a chairman of the board of directors,";

     RESOLVED FURTHER, that Article III of the Bylaws of this corporation is amended by adding at the end thereof the following:

               Section 16. Chairman of the Board of Directors. The board of directors shall elect one of the directors as chairman of the board of directors, who shall preside at all meetings of the board of directors at which he is present and shall have such authority and shall perform such duties as may be specified in the bylaws of this corporation. The board of directors may specify other powers and duties for the chairman of the board of directors, which are not inconsistent with the Bylaws of the corporation.